EXHIBIT 15

July 29, 2015

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We are aware that our report dated July 29, 2015 on our review of interim financial information of MasterCard Incorporated and its subsidiaries (the “Company”) as of June 30, 2015 and for the three and six month periods ended June 30, 2015 and 2014 and included in the Company's quarterly report on Form 10-Q for the quarter ended June 30, 2015 is incorporated by reference in its Registration Statements on Form S-8 dated June 30, 2006 (File No. 333-135572), August 9, 2006 (File No. 333-136460), and June 15, 2007 (File No. 333-143777), and the Registration Statement on Form S-3 dated June 15, 2015 (No. 333-204959).

Very truly yours,

/s/ PricewaterhouseCoopers LLP
New York, New York